As filed with the Securities and Exchange Commission on April 7, 2020
Registration No. 333-232696

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4
under
THE SECURITIES ACT OF 1933

RAYTHEON TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
870 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Raytheon 2010 Stock Plan
Raytheon 2019 Stock Plan
(Full title of the Plans)

Frank R. Jimenez
Vice President and General Counsel
Raytheon Technologies Corporation
870 Winter Street
Waltham, Massachusetts 02451
(781) 522-3000
(Name, address and telephone number of agent for service)

With copies to:

Jeannemarie O’Brien Erica E. Bonnett Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	John J. Cannon, III Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $1.00 per share	2,400,000 (3)	N/A	N/A	N/A

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $1.00 per share (“Common Stock”), of Raytheon Technologies Corporation (formerly known as United Technologies Corporation) (the “Company”) that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)
All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Company’s original registration statement on Form S-4 (File No. 333-232696) filed with the Securities and Exchange Commission (the “Commission”) on July 17, 2019, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on August 15, 2019 and the pre-effective Amendment No. 2 thereto filed with the Commission on September 4, 2019, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(3)
Represents 2,400,000 shares of Common Stock issuable pursuant to the Raytheon 2010 Stock Plan (the “2010 Plan”) and the Raytheon 2019 Stock Plan (the “2019 Plan”). An incorrect Registration Statement on Form S-8 POS was filed in error with the Commission on April 6, 2020 (File No. 333-237576). The Company does not intend to use the 2,400,000 shares registered on such incorrect Form S-8 POS.

EXPLANATORY NOTE

The Company hereby amends its original registration statement on Form S-4 (File No. 333-232696) filed with the Commission on July 17, 2019, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on August 15, 2019 and the pre-effective Amendment No. 2 thereto filed with the Commission on September 4, 2019 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on September 9, 2019, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of June 9, 2019 and amended as of March 9, 2020 (the “Merger Agreement”) by and among the Company, Light Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of the Company, and Raytheon Company (“Raytheon”), pursuant to which, effective as of April 3, 2020, Merger Sub merged with and into Raytheon (the “Merger”), and Raytheon continued as the surviving corporation and a wholly owned subsidiary of the Company.

As a result of the Merger, each issued and outstanding share of Raytheon common stock, par value $0.01, was converted automatically into 2.3348 shares of Common Stock (the “Exchange Ratio”).

Pursuant to the terms of the Merger Agreement, certain outstanding Raytheon restricted stock awards and restricted stock unit awards were converted into a corresponding award with respect to Common Stock.  In addition, certain Raytheon performance share unit awards were converted into restricted stock unit awards with respect to a fixed number of shares of Common Stock based on a combination of actual and assumed performance.  In each case, the number of shares underlying the award was adjusted based on the Exchange Ratio.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 2,400,000 shares of the Common Stock issuable pursuant to the 2010 Plan or the 2019 Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment. An incorrect Registration Statement on Form S-8 POS was filed in error with the Commission on April 6, 2020 (File No. 333-237576). The Company does not intend to use the 2,400,000 shares registered on such incorrect Form S-8 POS.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 6, 2020;

•	the Company’s Current Reports on Form 8-K filed with the Commission on February 28, 2020 and March 13, 2020; and

•	the description of the Company’s common stock contained in the Form S-4.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Richard M. Kaplan, Esq., Vice President and Associate General Counsel of the Company.  Mr. Kaplan is a shareowner of the Common Stock and holds equity awards under certain of the Company’s equity compensation plans.

Item 6.          Indemnification of Directors and Officers.

Section 6.5 of the Company’s bylaws requires the Company to indemnify and hold harmless, to the full extent permitted from time to time under the General Corporation Law of the State of Delaware (the “DGCL”), each person who is made or threatened to be made a party to (or, in the case of directors and officers, otherwise involved in) any threatened, pending or completed action, suit, arbitration, alternative dispute resolution procedure, legislative hearing or inquiry or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, employee or officer of the Company.  Such indemnification will cover all expenses, liabilities and losses reasonably incurred by such individuals.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareowners.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

As authorized in accordance with the Company’s bylaws, the Company has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

Any agreements that the Company enters into with respect to the sale of securities may also provide for indemnification provisions.

Article TENTH of the Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its shareowners, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for payment of unlawful dividends or unlawful stock repurchases or redemption, or (4) for any transaction from which the director derived an improper personal benefit.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

4.1
Restated Certificate of Incorporation of Raytheon Technologies Corporation, effective as of April 3, 2020 (incorporated by reference to Exhibit 4.1 of Raytheon Technologies Corporation’s Registration Statement on Form S-8, filed with the Commission on April 6, 2020 (File No. 333-237576)).

4.2
Bylaws of Raytheon Technologies Corporation, effective as of April 3, 2020 (incorporated by reference to Exhibit 4.2 of Raytheon Technologies Corporation’s Registration Statement on Form S-8, filed with the Commission on April 6, 2020 (File No. 333-237576)).

4.3	Raytheon 2010 Stock Plan (incorporated by reference to Appendix B to Raytheon Company’s 2010 definitive proxy statement, filed with the Commission on April 26, 2010).

4.4	Raytheon 2019 Stock Plan (incorporated by reference to Exhibit 99.1 of Raytheon Company’s Registration Statement on Form S-8, filed with the Commission on May 30, 2019 (File No. 333-231814)).

5.1	Opinion of Richard M. Kaplan, Esq., Vice President and Associate General Counsel.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm for Raytheon Technologies Corporation.*

23.2	Consent of Richard M. Kaplan, Esq. (included in Exhibit 5.1).*

24.1
Powers of Attorney (incorporated by reference to Exhibit 24.1 of Raytheon Technologies Corporation’s Registration Statement on Form S-8, filed with the Commission on April 6, 2020 (File No. 333-237576)).

*	Filed herewith

Item 9.          Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on April 7, 2020.

RAYTHEON TECHNOLOGIES CORPORATION

By	/s/ Frank. R. Jimenez
Name: Frank R. Jimenez
Title: Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 7th day of April, 2020.

Signature	Title

*	President, Chief Executive Officer and Director
Gregory J. Hayes
/s/ Anthony F. O’Brien	Executive Vice President and Chief Financial Officer
Anthony F. O’Brien
/s/ Michael J. Wood	Corporate Vice President, Controller
Michael J. Wood
*	Director
Tracy A. Atkinson
*	Director
Lloyd J. Austin III
*	Executive Chair of the Board of Directors
Thomas A. Kennedy
*	Director
Marshall O. Larsen
*	Director
George R. Oliver
*	Director
Robert K. Ortberg

*	Director
Margaret L. O’Sullivan
*	Director
Dinesh C. Paliwal
*	Director
Ellen M. Pawlikowski
*	Director
Denise L. Ramos
*	Director
Fredric G. Reynolds
*	Director
Brian C. Rogers
*	Director
James A. Winnefeld, Jr.
*	Director
Robert O. Work

* Frank R. Jimenez, by signing his name hereto, does hereby sign this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 on behalf of the directors of the registrant above whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Commission.

By:	/s/ Frank R. Jimenez
Frank R. Jimenez
Attorney-in-Fact